Exhibit 99.1

PRESS RELEASE

Investor and Media Contact:

A. Pierre Dubois

Investor Relations & Corporate Communications

BPZ Energy

1-281-752-1240

pierre_dubois@bpzenergy.com

BPZ Energy Reports Year-end 2013 Reserves

Houston, TX ‒ February 27, 2014 ‒ BPZ Energy (NYSE: BPZ) (BVL: BPZ), an independent oil and gas exploration and production company, today announced its year-end 2013 certified oil reserves.

The following discussion includes BPZ Energy’s 51% interest in oil reserves for offshore Block Z-1. Reserves are presented under the usual categories of proved developed producing (PDP), proved undeveloped (PUD), total proved, probable, and possible reserve estimates. These estimates were prepared by the Company’s independent reserve auditors Netherland Sewell & Associates, Inc. A full presentation of proved reserves estimated in accordance with Securities and Exchange Commission rules will be included in the 2013 annual report on Form 10-K, expected to be filed in March 2014.

Manolo Zúñiga, president and CEO of BPZ Energy commented, “With two drilling rigs working offshore we continue our efforts to increase oil production at the Corvina and Albacora oil fields. The two new gross development oil wells completed late last year increased our certified PDP reserves by approximately 90%, and this year we expect to do even better. Having completed the Corvina CX15-2D last month and with results for the Albacora 19D and Corvina CX15-3D wells expected in March and April, respectively, we are on schedule this year to drill at least eight of the 21 certified gross PUD locations.

While our total proved and probable oil reserves remained relatively flat this past year, we are gearing up our efforts to grow reserves once again with permit in hand to explore in the shallow waters of Block Z-1, starting with Delfin which is located nearby to Corvina.

Onshore, testing of the Caracol 1X exploration well is underway, followed by back-to-back drilling of two additional exploration wells in this Block XXIII. We also continue our efforts to obtain the permits to drill, possibly later this year, the conventional and unconventional Muerto formation plays in Block XXII. We expect all of these plans will be positive catalysts in our efforts to grow production, cash flow, and reserves.”

2013 RESERVES

Year-end 2013 crude oil reserves covering the Corvina and Albacora fields are as follows.

2013 Year-End Total Oil Reserves (Mmbo)	Total Combined	Corvina	Albacora
Proved Developed Producing (PDP)	3.2	2.0	1.2
Proved Undeveloped (PUD)	12.9	10.7	2.2
Proved Total (P1)	16.1	12.7	3.4
Probable (P2)	27.2	16.3	10.9
Possible (P3)	18.0	6.7	11.3

Proved reserves of 16.1 million barrels of oil (Mmbo) were relatively flat in 2013 compared to 2012 levels. The decrease in proved oil reserves of 0.3 Mmbo was due to net production of approximately 0.5 Mmbo offset by the net impact of approximately 0.2 Mmbo related to positive reserve changes due to extensions, discoveries and other additions, reduced by revisions.

The number of gross PUD locations at year-end 2013 was 17 at Corvina and 4 at Albacora. The previously announced 2014 budget included six wells at Corvina and two at Albacora, with additional wells subject to ongoing review of the drilling campaign results.

The relocation of Corvina geological faults based on 3D seismic interpretation reduced Corvina probable and possible oil reserves, while in Albacora probable oil reserves improved based on the new 3D map. Total probable reserves declined by 1.4 Mmbo, which included a Corvina reduction of 6.2 Mmbo, offset by an increase at Albacora of 4.8 Mmbo. Possible reserves were lower by 10.2 Mmbo, mainly due to Corvina reductions. The Corvina probable and possible oil reserve volumes, which were removed, are now mapped in a separate untested fault block which lies between Corvina and Delfin. This separate fault block would need to be drilled and tested in the future for those volumes to be considered as reserves.

ABOUT BPZ ENERGY

Houston-based BPZ Energy, which trades as BPZ Resources, Inc. under ticker symbol BPZ on the New York Stock Exchange and the Bolsa de Valores in Lima, is an independent oil and gas exploration and production company which has license contracts covering approximately 1.9 million net acres in offshore and onshore Peru. The Company holds a 51% working interest in offshore Block Z-1, which it is developing in partnership with Pacific Rubiales Energy Corp. The Company also holds 100% working interests in three onshore blocks, where exploration drilling is underway at Block XXIII. Please visit the Company's website at www.bpzenergy.com for more information.

FORWARD LOOKING STATEMENT

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “anticipates,” “intends,” “will,” “expects,” and other similar expressions. These forward-looking statements involve risks and uncertainties.

Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include the success of our project financing efforts, accuracy of well test results, results of seismic testing, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, receipt of all required permits, the successful management of our capital expenditures, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

CAUTIONARY STATEMENT REGARDING CERTAIN INFORMATION RELEASES

The Company is aware that certain information concerning its operations and production is available from time to time from Perupetro, an instrumentality of the Peruvian government, and the Ministry of Energy and Mines ("MEM"), a ministry of the government of Peru. This information is available from the websites of Perupetro and MEM and may be available from other official sources of which the Company is unaware. This information is published by Perupetro and MEM outside the control of the Company and may be published in a format different from the format used by the Company to disclose such information, in compliance with SEC and other U.S. regulatory requirements.

Additionally, the Company’s joint venture partner in Block Z-1, Pacific Rubiales Energy Corp. (“PRE”), is a Canadian public company that is not listed on a U.S. stock exchange, but is listed on the Toronto (TSX), Bolsa de Valores de Colombia (BVC) and BOVESPA stock exchanges. As such PRE may be subject to different information disclosure requirements than the Company. Information concerning the Company, such as information concerning energy reserves, may be published by PRE outside of our control and may be published in a format different from the format the Company uses to disclose such information, in compliance with SEC and other U.S. regulatory requirements.

The Company provides such information in the format required, and at the times required, by the SEC and as determined to be both material and relevant by management of the Company. The Company urges interested investors and third parties to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079; Telephone: (281) 556-6200. These filings can also be obtained from the SEC via the internet at www.sec.gov.

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